FOR IMMEDIATE RELEASE

August 21, 2006

ILX RESORTS ANNOUNCES NEW MARKETING CONCEPT

PHOENIX, ARIZONA – August 21, 2006 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced the creation of a new subsidiary, FPB Holdings Incorporated, to capitalize upon a concept to be known as “First Piggy.”

First Piggy will provide rebate funded saving services for money to be accumulated for education and numerous other purposes and intentions; promoting the goods and services of ILX and others through the administration of discount, rebate, incentive awards, and customer loyalty programs.

“We are currently in the concept stage of First Piggy, and look forward to sharing more details as they are available,” said Joe Martori, Chairman and CEO.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the early planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Nancy J. Stone, President, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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